SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEGG MASON PARTNERS EQUITY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Valued Shareholder:

A Special Meeting of Shareholders of the EnTrustPermal Alternative Core Fund will be held on January 5, 2018. We need your vote to successfully complete the proxy process in advance of the meeting date.

Shareholders are being asked to consider and vote on the following Proposals:

1. To approve a change to the Fund’s fundamental investment restriction on concentration (the “Revised Restriction”);

2. To approve an amended and restated management agreement between Legg Mason Partners Equity Trust, on behalf of the Fund, and Legg Mason Partners Fund Advisor, LLC (“LMPFA”) (the “Proposed Management Agreement”);

3. To approve an amended and restated subadvisory agreement between LMPFA and EnTrustPermal Partners Offshore LP (“EPOLP”) with respect to the Fund (the “Proposed Subadvisory Agreement”)

The proxy materials, sent earlier, describe the Proposals in detail. Please review the materials carefully.

The Board of Trustees has determined that each Proposal is in the best interests of the Fund and its shareholders, and recommends that you vote in favor of the Proposals.

Please respond to the proxy solicitation by voting on each of the proposals described in the proxy materials by calling 855-723-7819.

Your vote on the Proposals is important. Please vote your shares as soon as possible to save the expense of additional solicitations. If the required votes are not obtained by the shareholder meeting date, the meeting may be adjourned until all voting requirements are met.

Thank you for voting!